Exhibit 99.1

AspenBio Reports Interim Data from AppyScore Pilot Study and Outlook for Regulatory Pathway

Management to Host Conference Call and Presentation Webcast at 4:30 PM ET Today

CASTLE ROCK, CO., October 19, 2011 -- AspenBio Pharma, Inc. (NASDAQ: APPY), an emerging invitro diagnostic company, reported on its progress with AppyScore™, a test designed to aid in managing the large numbers of patients who enter emergency rooms every year complaining of abdominal pain suspicious for appendicitis.  AppyScore would aid in helping to rule out appendicitis in those patients who are at low to moderate risk.

Regulatory Interactions
During the third quarter, the company received feedback from representatives of the FDA review team regarding AppyScore’s intended use, its clinical and regulatory pathway, and the company’s plans for a pivotal clinical trial.

In discussions with the FDA, the agency was amenable to a product profile that uses a risk stratification model to identify low-to-moderate risk patients, followed by a diagnostic test help to confirm the patients who are at low-to-moderate risk so they can be managed accordingly.  D-dimer, a widely-used diagnostic blood-based test designed to help rule out pulmonary embolism, is an example of a risk stratification model and diagnostic that has been cleared for use. The FDA also indicated that the factors used to assess a risk stratification model would need to be validated as part of the planned AppyScore clinical trial.

Interim Analysis of Pre-Clinical Study
AspenBio’s pilot study currently involves 11 hospital sites across the country that are enrolling patients towards an estimated 500 total patients the company plans to include in the study. Approximately 400 patients have been enrolled to-date, with patient information, samples and data analysis completed on 197 of these study subjects. The pilot study is ongoing, and further patient recruitment is required for the data results to achieve statistical significance.

The interim analysis using the company’s patented MRP 8/14 biomarker provided outcomes that were generally consistent with MRP 8/14 results noted in prior trials. The interim analysis also included evaluation of certain additional biomarkers (identified during AspenBio’s discovery work which commenced early this year) that may have better or unique performance characteristics as compared to MRP 8/14 alone. The use of multiple biomarkers as the diagnostic test format also provided improved outcomes. The interim data results for sensitivity, specificity, negative predictive value (NPV) and confidence intervals (CI) are summarized in the following tables.

These results are based upon the proposed product configuration as discussed with the FDA regulatory review team that uses a risk stratification model to identify a low-to-moderate risk group of patients, and then uses a diagnostic test to identify those patients to be managed conservatively. These interim results are based on 152 patients that were identified as low-to-moderate risk. This low-to-moderate risk group had a 20% incidence of appendicitis, as compared to 28% prevalence in the entire population of 197 patients included in the interim sample.

Given the results of the company’s discovery efforts with multiple bio-markers and assuming the preliminary positive evaluation of the interim data bears out at the completion of the pilot study, the company plans to focus on a multi-marker approach to test development. Upon completion of the pilot study, the company plans to determine the final panel of biomarkers, including whether or not this will include MRP 8/14.

AspenBio is consulting with its legal counsel regarding intellectual property protection and therefore cannot disclose the specifics of the test configuration or biomarker panel at this time.

“Given these promising interim results, we remain confident in the potential of AppyScore to address an important unmet need in the management of abdominal pain in children and adolescents,” commented AspenBio president and CEO, Steve Lundy. “We believe we are well on the path to producing a product that meets or exceeds our performance objectives.  We look forward to providing guidance on final product configuration and key milestones.”

AppyScore’s Upcoming Milestones
Upcoming near-term milestones for advancing AppyScore’s clinical, regulatory and product development pathway include:

•	Complete the pilot study enrollment and testing of the estimated 500 patients, which is anticipated by the end of November.

•	Following completion of the 500 patient analyses, confirm the risk stratification model and final diagnostic panel of biomarkers comprising AppyScore.

•	Conduct a follow-up meeting with the FDA to review updated data results, present intended product use, and propose a clinical trial protocol and analysis plan.

•	Finalize product configuration, timelines and next milestones to undertake a clinical trial for submission to the FDA.

Conference Call & Presentation Webcast
The company will hold a webcast conference call today at 4:30 p.m. Eastern time to discuss these developments and related plans. Management will host the presentation, followed by a question and answer period.

The conference call will be webcast simultaneously and available for replay via the webcast link provided below and in the investor relations section of the company's Web site at www.aspenbiopharma.com.

The webcast will include PowerPoint slides that will be played during the presentation. Please go to the webcast page at least five minutes before the call in order to register your name and access the presentation player.

For participants who wish to participate in the telephone Q&A session following the presentation or access the call via telephone only, please dial the telephone number below at least 5-10 minutes prior to the scheduled start time. An operator will register your name and organization.

Date: Wednesday, October 19, 2011
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-In Number: 1-877-941-4774
International: 1-480-629-9760
Conference ID#: 4481257
Webcast: http://www.talkpoint.com/viewer/starthere.asp?Pres=137275

IMPORTANT: If you are planning to watch the PowerPoint webcast, but want to participate in the telephone Q&A session following management’s presentation, please choose the telephone option when registering for the webcast. The telephone option configures the webcast player to play slides only and mutes the webcast audio to avoid the typical lag time between the phone line and Internet audio streaming.

If you have any difficulty connecting with the conference call, please contact Liolios Group at +1-949-574-3860. Help with the presentation player is also available via the “Help” button at the top right of the page.

A telephone and webcast replay of the call will be available after 7:30 p.m. Eastern time and until November 19, 2011.

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pin #: 4481257
Webcast replay: http://www.talkpoint.com/viewer/starthere.asp?Pres=137275

About AspenBio Pharma and AppyScore
AspenBio Pharma, Inc. (NASDAQ: APPY) is an emerging invitro diagnostic company focused on obtaining U.S. FDA clearance for its lead product, AppyScore™. AppyScore is a unique, blood-based test designed to help physicians manage the millions of patients who enter emergency rooms every year complaining of abdominal pain, many suspected of having acute appendicitis but at low risk for the disease. As a screening test to aid in the rule out of appendicitis based on its sensitivity and negative predictive value, AppyScore could potentially decrease radiation exposure risk arising from the use of CT scans performed in triaging pediatric and adolescent patients with abdominal pain, as well as potentially reduce healthcare costs. The company has a large and unique repository of blood samples that provide valuable data regarding the appendicitis condition and additional protein marker information associated with causes of abdominal pain, providing an important resource for product development. The company also has several reproduction drugs in research and development for use in animals of economic importance.

For more information, visit www.aspenbiopharma.com.

Forward-Looking Statements
This press release includes "forward-looking statements" of AspenBio Pharma, Inc. ("APPY") as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that APPY believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APPY believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APPY. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete the pilot study and clinical trial activities for AppyScore™ required for FDA submission, obtain FDA clearance, cost effectively manufacture and generate revenues from AppyScore and other new products, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, APPY does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in APPY's most recent Annual Report on Form 10-K as filed with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey
Tel 303-894-2000 Ext. 207

Investor Relations:
Liolios Group, Inc.
Geoffrey Plank or Ron Both
Tel 949-574-3860
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